 Exhibit 99.1

November 29, 2012

Re:  ICON Leasing Fund Twelve, LLC (“Fund Twelve”)

Dear Financial Advisor:

We are writing to inform you that starting in January 2013, Fund Twelve’s distribution rate will be adjusted from 9.65% to 7.25% per annum.  This adjustment is necessary because the current construct of Fund Twelve’s portfolio of investments, coupled with the low interest rate environment ICON is facing for new investments, no longer provides the free cash to support the distribution rate established at the commencement of Fund Twelve’s offering in May 2007.

While ICON is keenly aware that a consistent level of cash flow from distributions has been an important feature of Fund Twelve for your clients, ICON believes that supporting distributions from the cash available from Fund Twelve’s business operations is in the best interest of you and your clients. To that end, ICON will continue to actively manage its portfolio as well as make collateralized investments that seek to provide favorable risk adjusted returns to ultimately deliver the best possible value for your clients.

A copy of this letter will be mailed to your clients invested in Fund Twelve, beginning on December 7, 2012.

As always, thank you for your continued support of Fund Twelve. Should you have any questions regarding this matter, please contact ICON’s Investor Relations Department at 800.343.3736 or ir@iconinvestments.com

Sincerely,

Douglas Crossman
Chief Executive Officer – ICON Securities Corp.

3 Park Avenue, 36th Floor, New York, NY 10016   800.435.5697   www.iconinvestments.com

December 7, 2012

Re:  ICON Leasing Fund Twelve, LLC (“Fund Twelve”)

Dear Investor in Fund Twelve:

We are writing to inform you that starting in January 2013, Fund Twelve’s distribution rate will be adjusted from 9.65% to 7.25% per annum.  This adjustment is necessary because the current construct of Fund Twelve’s portfolio of investments, coupled with the low interest rate environment we are facing for new investments, no longer provides the free cash to support the distribution rate established at the commencement of Fund Twelve’s offering in May 2007.

While we are keenly aware that a consistent level of cash flow from distributions has been an important feature of Fund Twelve for you, we believe that supporting distributions from the cash available from Fund Twelve’s business operations is in your best interest. To that end, we will continue to actively manage our portfolio as well as make collateralized investments that seek to provide favorable risk adjusted returns to ultimately deliver the best possible value for you.

As always, thank you for your continued support of Fund Twelve.

Sincerely,

Michael A. Reisner                                                          Mark Gatto
Co-President and Co-CEO                                                      Co-President and Co-CEO

100 Grossman Drive, Suite 301, Braintree, MA 02184   800.343.3736   www.iconinvestments.com